Exhibit 3.2

                              ARTICLES OF AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                         SAVOY CAPITAL INVESTMENTS, INC.


     Pursuant to the provisions of Section 7-110-103 of the Colorado Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is Savoy Capital Investments, Inc.

     SECOND: The following amendment to the Articles of Incorporation of Savoy Capital Investments, Inc., was duly adopted by the stockholders of the corporation at a meeting held on March 23, 2004, in the manner prescribed by the Colorado Business Corporation Act, to-wit:

     THIRD: Article I of the Corporation's Articles of Incorporation shall be amended so that, as amended, Article I will read in its entirety as set forth below.

                                    ARTICLE I

          The name of the corporation shall be:  Savoy Resources Corp.

     FOURTH: Article III of the Corporation's Articles of Incorporation shall be amended so that, as amended, the first paragraph of Article III will read in its entirety as set forth below and, except as amended in the manner provided below, the remainder of Article III of the Articles of Incorporation will remain in full force and effect.

                                   ARTICLE III

         The total number of shares of all classes of capital stock that the corporation shall have authority to issue is 110,000,000 of which 10,000,000 shall be shares of preferred stock, $0.01 par value per share, and 100,000,000 shall be shares of common stock, $0.001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class shall be as set forth in paragraphs (a) and
      (b) below.

         (1) At the time this Amendment becomes effective, each one share of common stock, $0.001 par value per share, of the Corporation issued and outstanding at such time shall be, and hereby is, changed and reclassified into three fully-paid and nonassessable share of common stock, $0.001 par value per share, of the Corporation authorized by such Amendment, with the result that the number of shares of common stock of the Corporation issued and outstanding immediately prior to the taking of effect of this Amendment is 21,182,000 shares of common stock, $0.001 par value per share, and the number of shares of common stock of the Corporation issued and outstanding immediately following the taking of effect of this Amendment is 63,546,000 shares of common stock, $0.001 par value per share. At any time after this Amendment becomes effective, each certificate representing any shares of common stock, $0.001 par value per share, of the Corporation outstanding immediately prior to the taking of effect of this Amendment (collectively, the "Old Certificates") shall be exchangeable for a certificate representing shares of common stock, $0.001 par value per share, of the Corporation authorized by such Amendment (collectively, the "New Certificates"), in the ratio for such reclassification stated above (i.e., 3:1) through the surrender of such Old Certificates by the holders of record thereof to the Secretary of this Corporation at the principal office of the Corporation.
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         (2) Upon surrender for exchange by each shareholder of an Old
      Certificate, the Corporation shall issue and deliver to each such shareholder a New Certificate representing three shares of common stock, $.001 par value per share, of the Corporation for each one shares of common stock, $.001 par value per share, of the Corporation issued and outstanding immediately prior to the taking of effect of this Amendment. The reclassification of one issued and outstanding share of common stock, $.001 par value per share, of the Corporation into three shares of common stock, $.001 par value per share, of the Corporation shall be deemed to occur when this Amendment becomes effective and neither the surrender of the Old Certificates nor the issuance of the New Certificates shall be a necessary condition for the effectiveness of such reclassification. Each Old Certificate shall be canceled upon its surrender and a New Certificate shall be issued evidencing such shares as so reclassified. Consequently, the stated capital of this Corporation shall increase from $21,182 to $63,546 following the taking of effect of this Amendment.

     FIFTH: The number of shares of common stock of the corporation outstanding at the time of the adoption of such amendment was 21,182,000 and the number of shares entitled to vote thereon was 21,182,000.

     SIXTH: The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows, to-wit:

             Class                              Number of Shares
            -------                             ----------------
            Common                                21,182,000

     SEVENTH: The number of shares of common stock voted for such amendment was 12,350,000, with -0- opposing and -0- abstaining.

     EIGHTH: This amendment provides for the exchange, reclassification and cancellation of issued shares in the manner provided above.

     NINTH: This amendment effectuates an increase in the stated capital of the corporation from $21,182 to $63,546.

     The name and mailing address of the individual who caused this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are Patricia Cudd, Esq., Cudd & Associates, 18826 Pagentry Place, Monument, Colorado 80132.


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